Exhibit 5.2

November 4, 2024

Watsco, Inc.

2665 South Bayshore Drive

Suite 901

Miami, Florida 33133

Re:	Watsco, Inc. Registration Statement on Form S-3.

Ladies and Gentlemen,

We have acted as counsel to Watsco, Inc., a Florida corporation (the “Company”), in connection with that certain Third Amended and Restated Sales Agreement, dated as of May 3, 2024 (the “Sales Agreement”), by and between the Company and Robert W. Baird & Co. Incorporated (the “Agent”), pursuant to which the Company may, from time to time, issue and sell through the Agent, acting as agent or principal, shares of the Company’s Common stock, par value $0.50 per share (the “Placement Shares”), in a public offering having an maximum aggregate offering price of up to $400,000,000 (the “Offering”). The Offering is being made pursuant to a base prospectus dated November 4, 2024 (the “Base Prospectus”), together with a prospectus supplement, dated as of November 4, 2024 (the “Prospectus Supplement”, together with the Base Prospectus, the “Prospectus”), which form part of the Company’s effective registration statement on Form S-3 filed on the date hereof (the “Registration Statement”).

In connection therewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of: (i) the Company’s Amended and Restated Articles of Incorporation and Bylaws, each as amended to the date hereof; (ii) records of corporate proceedings of the Company related to the Offering; (iii) the Prospectus, the Registration Statement and exhibits thereto; (iv) duly adopted resolutions of the Company’s Board of Directors (the “Board”) with respect to the Offering (the “Resolutions”); (v) the Sales Agreement; and (vi) such other documents and instruments as we have deemed necessary for the expression of the opinions contained herein. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photocopies. As to various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

Based upon the foregoing examination and assuming that (i) the Company delivers placement notices under the Sales Agreement in accordance with the Resolutions, including the pricing terms set forth therein (or delivers placement notices in accordance with new pricing terms duly approved by the Board or a duly authorized committee thereof) and (ii) the Company receives the proceeds for the Placement Shares sold pursuant to such terms and such applicable placement notice, the Placement Shares will be duly authorized, validly issued, fully paid and nonassessable.

This opinion is rendered solely in connection with the transactions covered hereby, is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm under the caption “Legal Matters”, as set forth in the Prospectus. In giving this consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

The opinion expressed herein is specifically limited to the laws of the State of Florida and the federal securities laws of the United States of America and is as of the date hereof. We assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

Sincerely,

GREENBERG TRAURIG, P.A.

By:	/s/ Drew M. Altman
Drew M. Altman, Esq.